Exhibit 99.2

Zion Oil & Gas Announces Independent Resource Assessment Report

Dallas, Texas and Caesarea, Israel – November 6, 2015 – Zion Oil & Gas, Inc. (NASDAQ: ZN) (“Zion”) announced the public release of a resource assessment report, also known as a Competent Person's Report (“Garb Report”), prepared by an independent, third-party engineering firm, as required under the terms of its current petroleum exploration license.

Zion currently holds the Megiddo-Jezreel Petroleum Exploration License No. 401 (“MJL”) onshore Israel, comprising approximately 99,000 acres. Zion has selected the specific drill pad location from which to drill its next exploration well (up to ~ 15,000 ft.) in the first quarter of 2016.

Figure 1. Megiddo-Jezreel License Basemap

Forrest Garb & Associates (“FGA”), an international petroleum engineering and geoscience consulting firm, prepared its Resource Assessment Report of Gross Prospective Resources ( “Garb Report”) which deals with Zion’s Beit She’an Prospect for the proposed drilling of the Megiddo-Jezreel #1 well (“MJ #1”). This independent analysis affirms Zion’s internal interpretation of four separate objectives (Mid-Cretaceous, Upper Jurassic, Mid-Jurassic and Triassic) with combined original oil in place estimates possibly in the hundreds of millions of barrels if a discovery is made.

FGA’s estimates of prospective resource volumes used probabilistic analysis methods in accordance with the Petroleum Resources Management System (PRMS) as endorsed by the Society of Petroleum Engineers, the American Association of Petroleum Geologists, the World Petroleum Council, and the Society of Petroleum Evaluation Engineers. The classification system and definitions are in common use internationally within the petroleum industry. They provide a measure of comparability and reduce the subjective nature of resource estimation. This analysis provides a consistent approach to estimating petroleum quantities, evaluating development projects, and presenting results within a comprehensive classification framework.

The Garb Report’s estimated unrisked gross prospective resources in the four target horizons, as of September 1, 2015, are presented in the table below, where “OOIP” refers to original oil-in-place and “MBbl” refers to thousands of barrels:

The range of total estimated prospective recoverable oil volumes for Zion’s prospect in the four target horizons ranges from 20.7 million barrels to 234.6 million barrels of oil. The “best estimate” (P50 case) for recoverable oil in the Mid Cretaceous is 27.8 million barrels, Upper Jurassic is 18.3 million barrels, Mid Jurassic is 17.9 million barrels and Triassic is 5.7 million barrels for a total “best estimate” for recoverable hydrocarbons at 69.7 million barrels, if a discovery is made.

Seismic mapping indicates the presence of a deep basin (Beit She’an sub-basin of the Dead Sea Rift basin), which could serve as a hydrocarbon “cooking pot” for potential source rocks. Deeply buried in the Dead Sea basin are rocks of the Mt. Scopus Group (Upper Cretaceous - Senonian), known to be the source of oil seeps on outcrops and shows in prior drilled wells. There are additional, but undocumented, potential source rocks in deeper levels in the Jurassic, Triassic, Permian and Silurian. Maturity modeling was performed on these rocks and the results support possible or probable sourcing of hydrocarbons from all of these rock sections under the assumptions applied.

Zion plans to drill into a northeasterly plunging anticlinal structure that is bounded on the west by a down-to-the-east normal fault, striking north-northwest. The result is a three-way closure against the normal fault. The structure also plunges towards the source kitchen where the potential oil was generated and expelled (see Figure 2). The Garb Report expresses confidence in their interpretation of these features, including the depth and area of this prospect feature, thereby affirming Zion’s internal interpretation of four separate objectives (Mid-Cretaceous, Upper Jurassic, Mid-Jurassic and Triassic).

Figure 2. Zion’s Generalized Structure Map

With respect to the prior drilled wells in the Dead Sea area approximately 85 miles south of Zion’s proposed drill site, oil from the Emunah, Zuk Tamrur, Gurim, and Zohar fields as well as the Halamish well are thought to be sourced from the same Senonian age rocks with production from Permian, Triassic and Jurassic reservoirs. In the Dead Sea area, the current Hatrurim License partners plan to re-drill and deepen directionally the Halamish well to the projected center of the field. Genie Energy’s Israel subsidiary, Afek Oil & Gas, drilled several wells in the southern Golan, approximately 26 miles northeast of Zion’s proposed drill site, and recently announced a significant oil discovery in the Senonian age strata.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including Zion's planned operations, potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Martin

Phone: 214-221-4610

Email: info@zionoil.com

www.zionoil.com

3